UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 23, 2018

Date of Report (date of earliest event reported)

TransEnterix, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19437	11-2962080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300

Morrisville, North Carolina

(Address of principal executive offices)

919-765-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2018, TransEnterix, Inc. (the “Company”) announced that it had entered into an Asset Purchase Agreement, dated September 23, 2018 (the “Purchase Agreement”) with MST Medical Surgery Technologies Ltd., an Israeli private company (the “Seller”), and two of the Company’s wholly owned subsidiaries, as purchasers of the assets of the Seller, including the intellectual property assets (collectively, the “Buyers”).

The Seller’s assets consist of intellectual property and tangible assets related to surgical analytics with its core image analytics technology designed to empower and automate the surgical environment, with a focus on medical robotics and computer-assisted surgery. The Seller’s core technology is a software-based image analytics information platform powered by advanced visualization, scene recognition, artificial intelligence, machine learning and data analytics.

Under the terms of the Purchase Agreement, at the closing the Buyers will purchase substantially all of the assets of the Seller. The acquisition price is paid in two tranches. At the closing of the transaction the Buyers will pay $5.8 million in cash and the Company will issue 3.15 million shares of the Company’s common stock (the “Securities Consideration”) to be paid at closing and $6,600,000 in additional consideration, payable in cash, stock or cash and stock, at the discretion of the Company, within one year after the closing date.

The issuance of the Securities Consideration will be effected as a private placement of securities under Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder. The Securities Consideration to be issued represents approximately 1.5% of the Company’s outstanding common stock. The Company will enter into a Registration Rights Agreement with the Seller at closing, and the Seller will enter into a Lock-Up Agreement at closing restricting its ability to transfer the Securities Consideration for up to eighteen months after the closing.

The Purchase Agreement contains customary representations and warranties of the parties and the parties have customary indemnification obligations, which are subject to certain limitations described further in the Purchase Agreement.

The closing of the transactions contemplated by the Purchase Agreement are expected to occur in the fourth quarter of 2018.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The press release announcing the entry into the Purchase Agreement and the transactions contemplated thereby is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated September 23, 2018, by and among MST Medical Surgery Technologies Ltd., an Israeli private company, TransEnterix, Inc., a Delaware corporation, TransEnterix Europe, S.A.R.L., a Luxemburg limited liability company acting through its Swiss branch being established under the name “TransEnterix Europe Sarl, Bertrange, Swiss Branch Lugano,” and TransEnterix Israel Ltd., an Israeli company. (1)

99.1	Press Release of TransEnterix, Inc., issued September 23, 2018.

(1)	Schedules to the Asset Purchase Agreement have been omitted and are available to be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSENTERIX, INC.

Date: September 25, 2018	/s/ Joseph P. Slattery
Joseph P. Slattery
EVP and Chief Financial Officer

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